Exhibit 10.29

AMENDED AND RESTATED RESEARCH AGREEMENT

AMENDED AND RESTATED RESEARCH AGREEMENT (this “Agreement”), dated as of February 22, 2007, by and between CombinatoRx, Incorporated, a Delaware corporation (the “Company”), and CHDI, Inc., a New Jersey corporation (the “Foundation”). The Company and the Foundation shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

The Foundation supports basic, applied and clinical research aimed at finding diagnoses, treatments, cures and preventions of Huntington’s disease.

The Company is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs.

The Company and the Foundation entered into that certain Research Agreement, dated as of August 9, 2005 (the “Effective Date”), as amended by that certain First Amendment to Research Agreement, dated as of December 15, 2005 (the “Research Agreement”), pursuant to which the Foundation engaged the Company as a strategic partner to collaborate with the Foundation on a program to find and develop drugs for Huntington’s disease.

The Company and the Foundation desire to amend and restate the Research Agreement in its entirety.

In consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Research Project

1.             Research Project. The “Research Project” means the program of scientific research described in Appendix A. The estimated time frames for completing each Phase (as defined in Appendix A) of the Research Project together with the corresponding estimated budget of the number and cost of the full-time employees of the Company (“FTEs”) required to complete each such Phase in such time frame is set forth in Appendix B (the “Research Project Estimated Schedule and Budget”). For the avoidance of doubt, the Research Project Estimated Schedule and Budget is not binding on the Parties.

Management of the Research Project

2.             Establishment of a Joint Research Committee; Responsibilities of the Joint Research Committee.

(a)           Establishment of a Joint Research Committee. The Parties hereby agree to establish within a reasonable period of time following the date hereof a Joint Research Committee (the “Joint Research Committee”) which shall comprise four members two of which representatives shall be designated by each Party.

(b)           Responsibilities of the Joint Research Committee. The Joint Research Committee shall, among other things, (i) oversee the coordination, implementation and conduct of the Research Project; (ii) review the status and progress of the conduct of the Research Project; (iii) discuss, negotiate and approve the Quarterly Research Project Activities (as defined in Section 4(e) of this Agreement) and Quarterly Research Project Payment (as defined in Section 4(f) of this Agreement) for each Quarterly Research Project Period (as defined in Section 4(g) of this Agreement); (iv) determine if changes or additions are needed to the Research Project or the estimated time frames or estimated budget of the number and cost of the FTEs set forth in the Research Project Estimated Schedule and Budget; (v) approve and implement any changes or additions to the Research Project or the estimated time frames or estimated budget of the number and cost of the FTEs set forth in the Research Project Estimated Schedule and Budget; and (vi) facilitate on-going communications between the Parties.

(c)           Joint Research Committee Operating Procedures. The Joint Research Committee shall establish its own internal operating procedures and meeting schedule; provided, however, the Joint Research Committee shall meet at least once every three months during the conduct and performance of the Research Project. Any matter which requires a decision by, or the approval of, the Joint Research Committee under this Agreement (including any matter described in Appendix A) shall require the affirmative consent of each representative of the Joint Research Committee. At each meeting of the Joint Research Committee, one representative shall be appointed to record and distribute the minutes of such meeting.

Conduct of the Research Project

3.             Conduct of the Research Project; Conditions to the Continuation of the Research Project; Quarterly Research Project Work Plans and Determination of Quarterly Research Project Activities and Quarterly Research Project Payments; Required Information in each Quarterly Research Project Work Plan.

(a)           Conduct of the Research Project. The Company hereby agrees to devote such resources and effort as is reasonably necessary to (i) conduct the Research Project in accordance with Appendix A and each Quarterly Research Project Work Plan (as defined in Section 3(c)(i) of this Agreement) and (ii) to complete the Quarterly Research Project Activities described in each Quarterly Research Project Work Plan during the

Quarterly Research Project Period for such Quarterly Research Project Work Plan. If at any time the Company makes a good faith determination that (A) the Research Project cannot be conducted substantially in accordance with Appendix A or the Research Project Estimated Schedule and Budget; (B) any Phase of the Research cannot be substantially completed within the time frame set forth in Research Project Estimated Schedule and Budget for such Phase; (C) the Quarterly Research Project Activities described in a Quarterly Research Project Work Plan cannot be substantially completed within the Quarterly Research Project Period for such Quarterly Research Project Work Plan; or (D) the continued conduct of the Research Project in accordance with Appendix A is unlikely to yield scientifically valid or useful results, the Company shall promptly give notice (a “Change of Circumstances Notice”) to the Foundation.

(b)           Conditions to the Continuation of the Research Project. Unless otherwise agreed to by the Foundation pursuant to a notice delivered to the Company in accordance with this Agreement, the Company hereby agrees that the Company shall not proceed to conduct or perform any Phase of the Research Project if the Company does not first satisfy or achieve each of the conditions (the “Scientific Milestones”) set forth in Appendix C at the time specified in respect of (i) such Phase or (ii) any prior Phase of the Research Project which is required or otherwise necessary to be satisfied or achieved prior to beginning the conduct or performance of any subsequent Phase of the Research Project. The determination of whether a Scientific Milestone has been satisfied or achieved shall be determined by the Joint Research Committee.

(c)           Quarterly Research Project Work Plans and Determination of Quarterly Research Project Activities and Quarterly Research Project Payments; Required Information in each Quarterly Research Project Work Plan.

(i)            Quarterly Research Project Work Plans and Determination of Quarterly Research Project Activities and Quarterly Research Project Payments. The Quarterly Research Project Activities and Quarterly Research Project Payment for the Quarterly Research Project Period ended March 31, 2007 (the “Initial Quarterly Research Project Period”) are set forth in Appendix D-1 (the “Initial Quarterly Research Project Work Plan”). Prior to the commencement of each Quarterly Research Project Period following the Initial Quarterly Research Project Period, (i) the Joint Research Committee shall meet to discuss the Quarterly Research Project Activities and Quarterly Research Project Payment for the next Quarterly Research Project Period and (b) the Parties shall execute a work plan (each such work plan together with the Initial Quarterly Research Project Work Plan hereinafter referred to as the “Quarterly Research Project Work Plans”) to Appendix D setting forth the agreed upon Quarterly Research

Project Activities (including and Quarterly Research Project Payment for the next Quarterly Research Project Period. The Parties hereby agree that the Research Project Estimated Schedule and Budget shall be referred to by the Joint Research Committee to develop the Quarterly Research Project Work Plans.

(ii)           Required Information in each Quarterly Research Project Work Plan. Each Quarterly Research Project Work Plan shall set forth (A) a detailed description of the Quarterly Research Project Activities to be conducted by the Company during the applicable Quarterly Research Project Period; (B) a detailed breakdown of the FTEs to be utilized by the Company to conduct such Quarterly Research Project Activities; (C) a list of Foundation Provided Materials (as defined in Section 3(d) of this Agreement) and related Foundation Provided Material Information (as defined in Section 3(d) of this Agreement) to be utilized by the Company to conduct such Quarterly Research Project Activities; and (D) a detailed breakdown of (1) the Specialized Third Party Licenses and Services (as defined in Section 4(f) of this Agreement) to be utilized by the Company to conduct such Quarterly Research Project Activities and (2) the Specialized Third Party Licenses and Services Cost of each such Specialized Third Party Licenses and Service.

(d)           Foundation Provided Materials.

(i)            Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(A)          “Foundation Provided Materials” means the physical samples of cell lines, compounds, reagents and other materials, in each case as agreed upon by the Joint Research Committee to be provided to the Company by, or on behalf of, the Foundation to enable the Company to conduct the Research Project.

(B)           “Foundation Provided Material Information” means all information relating to a Foundation Provided Material that is provided to the Company by, or on behalf of, the Foundation.

(ii)           Obligation to Provide Foundation Provided Materials and Foundation Provided Material Information. The Foundation shall be responsible for all aspects of acquiring and providing to the Company sufficient amounts of the Foundation Provided Materials together with the Foundation Provided Material Information related thereto as is agreed upon by the Joint Research Committee.

Except for (A) any compounds which constitute Foundation Provided Materials and (B) any information related to any compounds which constitute Foundation Provided Materials, the Foundation hereby represents and warrants that the Foundation shall have the right to transfer, or cause to be transferred, to the Company for the purposes of the conduct of the Research Project all such Foundation Provided Materials and Foundation Provided Material Information. The Foundation hereby further represents and warrants that all such Foundation Provided Materials and Foundation Provided Material Information provided to the Company by, or at the direction of, the Foundation will be provided to the Company in compliance with all applicable federal, state, local and international laws, rules, regulations, orders and guidelines.

(iii)          Use and Ownership of Foundation Provided Material Information and Foundation Provided Materials. The Company hereby agrees that the Foundation Provided Material Information and the Foundation Provided Materials (1) shall be used by the Company for the sole purpose of conducting the Research Project and for no other purpose and (2) shall not, without the written consent of the Foundation, be transferred to any third party. Except to the extent required to enable the Company to conduct the Research Project, the Company hereby further agrees that it will not, directly or indirectly, reverse engineer, deconstruct or in any way analyze or determine the identity, structure or composition of any Foundation Provided Materials or the properties thereof (chemical, biochemical, physical, biological or other). The Company hereby acknowledges and further agrees that (a) as between the Company and the Foundation, the Foundation owns the Foundation Provided Material Information and Foundation Provided Materials and (b) the Company shall have no ownership or other interest in any Foundation Provided Material Information or Foundation Provided Materials.

(iv)          Retention of Foundation Provided Materials. The Company shall retain all unused Foundation Provided Materials for a period (each, a “Foundation Provided Materials Retention Period”) of 180 days following the completion of the Research Project. During each Foundation Provided Materials Retention Period, the Company shall, at the Foundation’s request and expense, ship all or part of the unused Foundation Provided Materials subject to such Foundation Provided Materials Retention Period to the Foundation or to such third party as the Foundation shall direct in writing. Upon the expiration of such Foundation Provided Materials Retention Period, the Company shall appropriately discard or destroy all such unused Foundation Provided Materials.

Payments

4.             Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(a)           “Applicable FTE Rate” means, with respect to each FTE (on an annual basis), (i) if the FTE is conducting activities in respect of any Phase of the Research Project other than Phase 2 of the Research Project, US$250,000, and (ii) if the FTE is conducting activities in respect of Phase 2 of the Research Project, US$275,000.

(b)           “Milestone Payments” means, collectively, each of the amounts set forth in Appendix E.

(c)           “Payments” means, collectively, the Quarterly Research Project Payments together with the Previously Conducted Activities Payment and the Milestone Payments.

(d)           “Previously Conducted Activities Payment” means an amount equal to $[551,187 + 55,913 = 610,100] [MY CALCULATION SHOWS THE CATCH UP PAYMENT TO BE $551,415 + 55,913 = 610,328. THIS IS A FEW HUNDRED DOLLARS MORE THEN YOUR CALCULATION — SEE THE ATTACHED APPENDIX B SPREADSHEET SO WE CAN SEE IF IT CAN BE RECONCILED. ALSO, RE THE OUTSIDE COSTS I WILL NEED COPIES OF THE SPECIFIC INVOICES FOR THE COSTS FOR WHICH REIMBURSEMENT IS BEING SOUGHT IN ORDER TO GET THEM APPROVED AND PAID — PLEASE SEND THEM TO ME AT YOUR CONVENIENCE (NOTE THAT THE PATENT COSTS ARE TO BE SHARED EQUALLY PER THE AGREEMENT SO WE ALSO NEED TO CONFIRM THAT THE FIGURE REPRESENTS ONE-HALF THE PATENT COSTS ACTUALLY INCURRED.]

(e)           “Quarterly Research Project Activities” means, with respect to each Quarterly Research Project Period, the activities and related milestones and goals agreed upon by the Joint Research Committee to be conducted and achieved by the Company in respect of conducting the Research Project during such Quarterly Research Project Period.

(f)            “Quarterly Research Project Payment” means, with respect to each Quarterly Research Project Period, the amount of the payment agreed upon by the Joint Research Committee to be made by the Foundation to the Company to complete the Quarterly Research Project Activities agreed upon by the Joint Research Committee for such Quarterly Research Project Period. Each Quarterly Research Project Payment shall be calculated based upon the Applicable FTE Rate and the number of FTEs agreed upon by the Joint Research Committee to complete the Quarterly

Research Project Activities for a specific Quarterly Research Project Period.

(g)           “Quarterly Research Project Period” means, with respect to each calendar year, each of the three-month periods ended March 31, June 30, September 30 and December 31.

(h)           “Specialized Third Party Licenses” means those special third party licenses that must be entered into by the Company to use a reagent, cell line, compound or other material which are necessary to enable the Company to conduct the Research Project as agreed upon by the Joint Research Committee.

(i)            “Specialized Third Party Licenses and Services” means the Specialized Third Party Licenses together with the Specialized Services.

(j)            “Specialized Third Party Services” means those specialized services to be performed by a third party which are necessary to enable the Company to conduct the Research Project as agreed upon by the Joint Research Committee.

5.             General Obligation to Make Payments; Payment of the Previously Conducted Activities Payment; Milestone Payments; Maximum Amount of Payments; Reimbursement for Specialized Third Party Licenses and Services.

(a)           General Obligation to Make Payments. In full consideration of the performance by the Company of its obligations under this Agreement, the Foundation shall make the Payments to the Company for the Research Project as provided in, and subject to the terms and conditions of, this Agreement. All Payments will be remitted to the Company at the address set forth in Section 27 of this Agreement.

(b)           Payment of the Previously Conducted Activities Payment. Within 30 days of the execution and delivery of this Agreement by the Parties, the Foundation shall pay the Previously Conducted Activities Payment to the Company.

(c)           Milestone Payments. Within 30 days of the determination by the Joint Research Committee that the conditions for a Milestone Payment have been achieved or satisfied, the Foundation shall pay the applicable Milestone Payment to the Company.

(d)           Maximum Amount of Payments. The Company hereby acknowledges and agrees that, notwithstanding any of provision of this Agreement, the aggregate amount of all Payments required to be made by the Foundation under this Agreement together with all amounts paid by the Foundation to the Company under the Research Agreement shall not exceed $6,700,000, unless mutually agreed by the Parties in writing.

(e)           Reimbursement for Specialized Third Party Licenses and Services. Subject to the Company obtaining the prior consent of the Joint Research Committee, the Foundation shall reimburse the Company for all costs incurred by the Company in connection with the Specialized Third Party Licenses and Services provided that the terms and conditions upon which such Specialized Third Party Licenses and Services are to be licensed or provided are approved in writing by the Foundation (collectively, the “Specialized Third Party Licenses and Services Costs”).

6.             Delivery of the Quarterly Research Project Period Notices; Required Information in each Quarterly Research Project Period Notice; Review of Quarterly Research Project Period Notice; Quarterly Research Project Payment Adjustment.

(a)           Delivery of the Quarterly Research Project Period Notices; Required Information in each Quarterly Research Project Period Notice.

(i)            Delivery of the Quarterly Research Project Period Notices. The Company shall deliver a written notice (each, a “Quarterly Research Project Notice”) to the Foundation promptly following the end of each Quarterly Research Project Period.

(ii)           Required Information in each Quarterly Research Project Notice. Each Quarterly Research Project Notice shall be given in respect of the most recently ended Quarterly Research Project Period and shall:

(A)          set forth the Quarterly Research Project Period covered by such Quarterly FTE Notice;

(B)           set forth a detailed analysis of the status and progress made by the Company towards the completion of the Quarterly Research Project Activities for such Quarterly Research Project Period;

(C)           set forth a detailed breakdown of the number of FTEs utilized by the Company to conduct the Quarterly Research Project Activities for such Quarterly Research Project Period (including the name and title of each such FTE and the amount of time spent by each such FTE conducting the Quarterly Research Project Activities during such Quarterly Research Project Period);

(D)          set forth a detailed breakdown of the Specialized Third Party Licenses and Services Costs actually paid by the Company during such Quarterly Research Project Period (together with appropriate documentation evidencing any such Specialized Third Party Licenses and Services Cost and payment made in respect thereof); and

(E)           include a certification by the Company that all of the information provided in such Quarterly Research Project Notice is true, complete and correct.

(b)           Review of Quarterly Research Project Notice; Quarterly Research Project Payment; Reimbursement of Specialized Third Party Licenses and Services Costs.

(i)            Review of Quarterly Research Project Notice. Beginning on the date of the receipt of a Quarterly Research Project Notice in respect of a Quarterly Research Project Period, the Foundation shall have a period (the “Quarterly Research Project Notice Review Period”) of 15 days to (A) review such Quarterly Research Project Notice and (B) request such additional information from the Company as may be reasonably required by the Foundation to verify the information set forth in such Quarterly Research Project Notice.

(ii)           Quarterly Research Project Payment. If the Foundation makes a determination that the Company has completed all of the Quarterly Research Project Activities for such Quarterly Research Project Period to the reasonable satisfaction of the Foundation, the Foundation shall make the Quarterly Research Project Payment in respect of such Quarterly Research Project Period in accordance with the terms of this Agreement within 30 days of the expiration of the Quarterly Research Project Notice Review Period.

(iii)          Adjustment of Quarterly Research Project Payment.

(A)          If the Foundation makes a determination that either (1) the Company has not completed all of the Quarterly Research Project Activities for such Quarterly Research Project Period to the reasonable satisfaction of the Foundation or (2) information set forth in such Quarterly Research Project Notice is not true, complete and correct, promptly following the expiration of the Quarterly Research Project Notice Review Period, the Foundation shall (a) deliver a written notice (each, a “Quarterly Research Project Payment Adjustment Notice”) to the Company setting forth (i) the basis for such determination and (ii) based upon such determination, the amount (the “Quarterly Research Project Payment Adjustment Amount”) by which the Quarterly Research Project Payment in respect of such Quarterly Research Project Period should be reduced and (b) make a payment to the Company in respect of such Quarterly Research Project Period in an amount equal to the Quarterly Research Project Payment in respect of such

Quarterly Research Project Period minus the Quarterly Research Project Payment Adjustment Amount (such payment to be made in accordance with the terms of this Agreement within 30 days of the expiration of the Quarterly Research Project Notice Review Period).

(B)           If the Company disagrees with the information set forth in such Quarterly Research Project Payment Adjustment Notice (including the Quarterly Research Project Payment Adjustment Amount), the Company shall, within 10 days following receipt of such Quarterly payment Adjustment Notice, deliver a written notice (each, a “the Company Dispute Notice”) setting forth the basis for such disagreement. If the Company does not deliver an the Company Dispute Notice to the Foundation within 10 days following receipt of such Quarterly payment Adjustment Notice, the Parties hereby agree that the Quarterly Research Project Payment Adjustment Amount set forth in such Quarterly Research Project Payment Adjustment Notice shall be final and binding for purposes of this Agreement.

(C)           If the Company delivers an the Company Dispute Notice, the Parties shall negotiate in good faith to reach an agreement with respect to such Quarterly Research Project Payment Adjustment Amount and the additional amount, if any, of the adjusted Quarterly Research Project Payment to be made by the Foundation. If the Parties do not reach an agreement regarding such Quarterly Research Project Payment Adjustment Amount and adjusted Quarterly Research Project Payment, the Parties hereby agree that the disagreement shall be resolved in accordance with the dispute resolution procedures set forth in Section 29 of this Agreement. Any additional payment to be made by the Foundation in respect of such Quarterly Research Project Payment Adjustment Amount and adjusted Quarterly Research Project Payment following the resolution of any such disagreement shall be made in accordance with the terms of this Agreement within 30 days of the resolution of any such disagreement.

(iv)          Reimbursement of Specialized Third Party Licenses and Services Costs. The Foundation shall reimburse the Company for all Specialized Third Party Licenses and Services Costs actually paid by the Company for Specialized Third Party Licenses and Services in respect of such Quarterly Research Project Period within 30 days of the expiration of the Quarterly Research Project Notice Review Period.

7.             Conditions to the Foundation’s Payments.

(a)           Specific Conditions to Payments by the Foundation. The Foundation may, but shall not be obligated to, make any specific payment to the Company  for the Research Project required by this Agreement if the Company does not first satisfy or achieve each of the conditions set forth in this Agreement (including any attachment to this Agreement) at the time specified in this Agreement (including any attachment to this Agreement) relating to the specific payment to be made by the Foundation to the Company which is required to be satisfied or achieved prior to the making of such payment by the Foundation.

(b)           General Conditions to Payments by the Foundation. The Foundation may, but shall not be obligated to, make any payments to the Company for the Research Project required by this Agreement upon the occurrence and continuation of any of the following events:

(i)            Change in Research Project. The Company gives a Change of Circumstances Notice to the Foundation;

(ii)           Breach of this Agreement. There is a material breach of any representation, warranty or covenant of this Agreement by the Company; or

(iii)          Bankruptcy Event. There is a Bankruptcy Event involving the Company (as defined in Section 23 of this Agreement).

Results; High Q Research Group and Results Sharing

8.             Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(a)           “High Q Research Group” means a community of investigators and organizations funded by the Foundation and its affiliates whose objective is to find diagnoses, treatments, cures and preventions of Huntington’s disease.

(b)           “Results” means any scientifically valid methods, data, outcomes or other results made in the course of the conduct, or resulting from the performance, of the Research Project and includes any reagents, cell lines, compounds, animal models or other materials produced in the course of the conduct, or resulting from the performance, of the Research Project. For the avoidance of doubt, Results shall not include any Company Background Intellectual Property (as defined in Section 13(a)).

(c)           “Third Party Results” means any scientifically valid methods, data, outcomes or other results (i) made in the course of the conduct, or resulting from the performance, of research conducted by members of the

High Q Research Group (as defined in Section 12(a) of this Agreement) (other than the Company) and (ii) funded by the Foundation or one of its affiliates.

9.             High Q Research Group; Sharing of Results With Others.

(a)           Participation in the High Q Research Group. Subject to the terms of this Agreement, the Company hereby acknowledges and agrees that it is participating in the High Q Research Group.

(b)           Delivery of Results to the Foundation; Withdrawal of Results; Results Deemed Confidential Information; Exclusion of Company Background Intellectual Property.

(i)            Delivery of Results to the Foundation; Withdrawal of Results. The Company shall inform the Foundation of all Results produced or discovered within a reasonable period of time following the production or discovery of each such Result (and, in the case of any reagents, cell lines, compounds, animal models or other materials constituting Results, upon the request of the Foundation, deliver such materials as directed by the Foundation). If at any time after informing the Foundation of Results pursuant to this Section 9(b), the Company determines that there is a reasonable scientific basis to conclude that such Results are not scientifically valid, the Company shall promptly so notify the Foundation.

(ii)           Results Deemed Confidential Information. The Parties hereby agree that all Results shall be deemed Confidential Information (as defined in Section 17 of this Agreement) and treated as Confidential Information by each of the Parties in accordance with the terms of Section 17 and Section 18 of this Agreement until, the earlier to occur of (A) the Publication (as defined in Section 19(a) of this Agreement) of such Results by the Company and (B) the disclosure of such Results by the Foundation pursuant to Section 9(f) of this Agreement.

(iii)          Exclusion of Company Background Intellectual Property. For the avoidance of doubt, the Foundation hereby agrees that the Company shall not be required to share or otherwise disclose or distribute any Company Background Intellectual Property (as defined in Section 10).

(c)           Disclosure of Results Within the High Q Research Group; Reimbursement of Expenses.

(i)            Disclosure of Results Within the High Q Research Group. At any time following the 60-day period beginning on the date that the Company discloses Results to the Foundation, the Foundation may disclose such Results to any member of the High Q Research Group who has agreed to each of the covenants set forth in Section 9(d) of this Agreement with respect to any Results disclosed to such member. For the avoidance of doubt, such member shall be bound and obligated to treat any Results disclosed to such member in the same manner and extent as the Company is bound and obligated to treat any Third Party Results disclosed to the Company under Section 9(d).

(ii)           Reimbursement of Expenses. The Foundation hereby agrees to reimburse the Company for all reasonable direct costs and expenses incurred by the Company in complying with any request by the Foundation to provide Results to any member of the High Q Research Group pursuant to this Section 9. The Company shall submit invoices (including all relevant receipts, if any) to the Foundation for all such costs and expenses incurred by the Company on a monthly basis. Each invoice shall be paid by the Foundation within 30 days of the receipt of such invoice from the Company for such costs and expenses.

(d)           Disclosure of Third Party Results to the Company. With respect to any Third Party Results disclosed to the Company, the Company hereby agrees:

(i)            to hold all Third Party Results in confidence until such Third Party Results are Published or otherwise made publicly available (except by breach of this Agreement) so that the disclosure of the Third Party Results among members of the High Q Research Group does not constitute a public disclosure and so that the ability to patent the Third Party Results is preserved; provided, however, the Company shall not be required to hold any Third Party Results in confidence if such Third Party Results (A) were previously known by  the Company other than by reason of disclosure by the Foundation; (B) were publicly disclosed except by breach of this Agreement either prior to or subsequent to the receipt of such Third Party Results by the Company; (C) are rightfully received by the Company from a third party without an express obligation of confidence to the Foundation or the member of the High Q Research Group who discovered such Third Party Results; (D) are independently developed by the Company without use or reliance upon Third Party Results provided by the Foundation; (E) are disclosed pursuant to any applicable federal, state, local or international law, or any judicial or government request, requirement or order, provided that the Company takes reasonable steps to provide the Foundation with sufficient prior notice in order to allow the Foundation to contest such request, requirement or order;

(ii)           to discuss the Third Party Results only with those employees of the Company that are advised (A) of the confidential nature of the Third Party Results and (B) that the Third Party Results must not be shared with anyone outside of the Company until the Third Party Results are made publicly available;

(iii)          until the Third Party Results are made publicly available, to not Publish or otherwise publicly disclose methods, data or other results which are derived using the Third Party Results without appropriate written permission; and

(iv)          to acknowledge other researchers appropriately if the Third Party Results have contributed to a Publication or presentation of Results.

(e)           Disclosure not to Constitute Publication. The Parties acknowledge that it is the intention of the Foundation, the Company and the other members of the High Q Research Group that the sharing of Results and Third Party Results among members of the High Q Research Group is to be conducted in a manner so that such sharing shall not constitute “disclosure” for patent purposes.

(f)            Disclosure of Results Outside the High Q Research Group. With respect to each Result disclosed by the Company to the Foundation, on and after the later to occur of (i) the fifth anniversary of the date hereof and (ii) three years after the date of the disclosure of such Result (such later date hereinafter referred to as the “Disclosure Date”), the Foundation shall have the right to disclose (other than through Publication) such Result to any individual or organization without any restrictions unless prior to the Disclosure Date the Company notifies the Foundation that there exists good reasons for such disclosure to be withheld for an additional six-month period, in which case the Disclosure Date will be extended for an additional six months and the provisions of this Section 9(f) shall apply to such new Disclosure Date.

Intellectual Property

10.           Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(a)           “Company Background Intellectual Property” means Intellectual Property owned or licensed by the Company prior to the date hereof that is applied to the Research Project at any time together with any modifications or enhancements to such Intellectual Property Made in the course of the conduct, or resulting from the performance, of the Research Project or the term of this Agreement, whichever is longer.

(b)           “HD Field of Use” means any activity useful for creating, researching, developing, manufacturing, distributing or selling a product, process or service for diagnosing, treating, curing or preventing Huntington’s disease.

(c)           “HD Intellectual Property” means any Intellectual Property (other than Company Background Intellectual Property) Made in the course of the conduct, or resulting from the performance of, the Research Project that (i) relates to Huntington’s disease or (ii) is useful for the creation, development, manufacture or distribution of a product or service for the diagnosis, treatment, cure or prevention of Huntington’s disease’’. For the avoidance of doubt, HD Intellectual Property shall not include any Company Background Intellectual Property.

(d)           “HD Intellectual Property Diagnostic or Tool” means any HD Intellectual Property which may be used for diagnostic applications or as a tool for drug discovery in connection with any disease other than Huntington’s disease.

(e)           “HD Research and Development” means any activity useful for the creation, development, manufacture or distribution of a product or service for the diagnosis, treatment, cure or prevention of Huntington’s disease other than the sale of such product or service. For the avoidance of doubt, HD Research and Development shall not include any right to sell a product or service (including any transfer of services or products made using intellectual property rights, whether or not for consideration, other than a transfer of services or products solely for research and development purposes without fee or profit).

(f)            “Intellectual Property” means any discovery, invention, formulation, know-how, method, technological development, enhancement, modification, improvement, work of authorship, computer software (including, but not limited to, source code and executable code) and documentation thereof, data or collection of data, whether patentable or not, or susceptible to copyright or any other form of legal protection.

(g)           “Made” when used in relation to any Intellectual Property means the conception, discovery, invention or first actual reduction to practice of such Intellectual Property, as the case may be.

(h)           “Non-HD Intellectual Property” means any Intellectual Property Made in the course of the conduct, or resulting from the performance of, the Research Project that is not HD Intellectual Property ‘‘. For the avoidance of doubt, Non-HD Intellectual Property shall not include any Company Background Intellectual Property.

(i)            “Non-Patentable HD Intellectual Property” means any HD Intellectual Property that is not Patentable HD Intellectual Property.

(j)                                     “Patentable Intellectual Property” means all Patentable HD Intellectual Property and Patentable Non-HD Intellectual Property.

(k)                                  “Patentable HD Intellectual Property” means any HD Intellectual Property which (i) is or may be patentable or otherwise protectable under Title 35 U.S.C. and corresponding legislation in other jurisdictions and (ii) is the subject of a patent or pending patent application, including any continuation, continuation-in-part, division, extension, substitute, re-examination, reissue and any other derivative application or patent.

(l)                                     “Patentable Non-HD Intellectual Property” means any Non-HD Intellectual Property which (i) is or may be patentable or otherwise protectable under Title 35 U.S.C. and corresponding legislation in other jurisdictions and (ii) is the subject of a patent or pending patent application, including any continuation, continuation-in-part, division, extension, substitute, re-examination, reissue and any other derivative application or patent.

(m)                               “Research and Development” means any activity useful for the creation, development, manufacture or distribution of a product or service other than the sale of such product or service. For the avoidance of doubt, Research and Development shall not include any right to sell a product or service (including any transfer of services or products made using intellectual property rights, whether or not for consideration, other than a transfer of services or products solely for research and development purposes without fee or profit).

11.                                 Ownership of Intellectual Property.

(a)                                  Ownership of HD Intellectual Property. The Foundation and the Company shall jointly own in equal shares all HD Intellectual Property. Each of the Parties hereby agrees that it will not sell or otherwise transfer its title to any HD Intellectual Property to any third party other than an affiliate provided that such affiliate takes title to such HD Intellectual Property (i) subject to the rights of the non-transferring Party in such HD Intellectual Property under this Agreement and (ii) assumes the obligations of the transferring Party with respect to such HD Intellectual Property under this Agreement.

(b)                                 Ownership Rights of Non-HD Intellectual Property. The Company shall own all Company Background Intellectual Property and all Non-HD Intellectual Property. Except as expressly set forth in this Agreement, the Foundation shall have no interest in any Non-HD Intellectual Property resulting from, or conceived during, the Research Project.

12.                                 Intellectual Property; Patentable HD Intellectual Property.

(a)                                  Notice of Intellectual Property. If either Party believes that any Intellectual Property has been Made in the course of the conduct, or resulting from the performance of, the Research Project, such Party will, within a reasonable period of time thereafter, give notice (an “Invention Notice”) of such Intellectual Property to the other Party. Such Intellectual Property Notice shall describe in reasonable detail the Intellectual Property that such Party believes has been Made and state whether such Party believes that such Intellectual Property is Patentable Intellectual Property.

(b)                                 Prosecution of Patentable HD Intellectual Property; Inventorship.

(i)                                     Responsibility for Prosecution of Patentable HD Intellectual Property. The Company shall prepare, file, prosecute and maintain the appropriate filings in respect of any Patentable HD Intellectual Property including filing (A) a provisional patent application or (B) a patent application (including a patent application corresponding to a previously filed provisional patent application) claiming any such Patentable HD Intellectual Property in the United States and in such other jurisdictions as the Company determines, acting reasonably, that are necessary in order to protect the Company’s and the Foundation’s rights in such Patentable HD Intellectual Property. The Company shall ensure that all filings are filed in the name of the Company and the Foundation as co-owners.

(ii)                                  Foundation Election to have Prosecution of Patentable HD Intellectual Property Initiated. At any time and from time to time, the Foundation shall have the right to elect to cause the Company to prepare, file, prosecute and maintain the appropriate filings in respect of any Patentable HD Intellectual Property which is the subject of an Invention Notice by providing notice (a “Foundation Patent Filing Notice”) of such election to the Company including filing (A) a provisional patent application or (B) a patent application (including a patent application corresponding to a previously filed provisional patent application) claiming any such Patentable HD Intellectual Property in the United States and in such other jurisdictions as the Company determines, acting reasonably, that are necessary in order to protect the Company’s and the Foundation’s rights in such Patentable HD Intellectual Property. The Company shall ensure that all filings are filed in the name of the Company and the Foundation as co-owners.

(iii)                               Inventorship. The Parties hereby agree that the identity of the inventor of all Patentable HD Intellectual Property shall be determined in accordance with United States Patent law (or, if the jurisdiction in which patent or other protection is being sought does not permit the application of United States Patent law to identify the inventor, then in accordance with the applicable law in that jurisdiction).

(c)                                  Covenants of the Company. With respect to the prosecution and maintenance by the Company of any Patentable HD Intellectual Property pursuant to Section 12(b) of this Agreement, the Company hereby agrees to promptly (i) give all notices required by, and comply with all other requirements of, applicable law to preserve the Parties’ rights in such Patentable HD Intellectual Property as appropriate; (ii) prepare, file, prosecute and maintain, as applicable, the appropriate filings to protect the Parties’ rights in such Patentable HD Intellectual Property; (iii) provide the Foundation with a copy of any provisional patent application or patent application filed claiming such Patentable HD Intellectual Property; (iv) provide the Foundation with copies of all correspondence and other documents relating to the prosecution and maintenance of such Patentable HD Intellectual Property that come into the possession or control of the Company; and (v) such other documents and information related to such Patentable HD Intellectual Property as the Foundation may reasonably request and the Company can provide without incurring unreasonable cost and expense.

(d)                                 Patent Expenses. The Parties hereby agree that all out-of-pocket costs and expenses (including attorneys’ fees and government filing fees) incurred by the Company to prepare, file, prosecute and maintain the appropriate filings to protect the Parties’ rights in any Patentable HD Intellectual Property (“Patent Expenses”) will be shared equally by the Parties. The Company shall submit invoices (including all relevant receipts) for all such Patent Expenses to the Foundation on a monthly basis or as invoices in respect of Patent Expenses are received from third parties. Each invoice shall be paid by the Foundation within 30 days of the receipt of such invoice from the Company for such Patent Expenses.

(e)                                  Disclaimer of Interest in Patentable HD Intellectual Property.

(i)                                     Disclaimer Notice. With respect to any Patentable HD Intellectual Property, either Party may, at any time, disclaim its interest in such Patentable HD Intellectual Property and elect to cease to bear its share of the Patent Expenses in respect of such Patentable HD Intellectual Property by providing notice of such election (“Patentable HD Intellectual Property Disclaimer Notice”) to the other Party; provided, however, the disclaiming Party shall remain liable for is share of all Patent Expenses incurred or committed to through the date the non-disclaiming party receives the Patentable HD Intellectual Property Disclaimer Notice. The Company shall be deemed to have disclaimed its interest in any Patentable HD Intellectual Property that is the subject of a Foundation Patent Filing Notice if the Company fails to comply with the obligations set forth in Section 12(c) of this Agreement with respect to such Patentable HD Intellectual Property.

(ii)                                  Effect of Disclaimer Notice. In the event that a Patentable HD Intellectual Property Disclaimer Notice is delivered by either Party in respect of Patentable HD Intellectual Property: (A) the disclaiming Party shall promptly assign its ownership interest in such Patentable HD Intellectual Property to the non-disclaiming Party without consideration; (B) except as set forth in Section 12(e)(i) above, as of the date of the receipt of such Patentable HD Intellectual Property Disclaimer Notice by the non-disclaiming Party, the disclaiming Party shall no longer be responsible for its share of the Patent Expenses in respect of such Patentable HD Intellectual Property; (C) except as set forth in Section 12(e)(i) above, as of the date of the receipt of such Patentable HD Intellectual Property Disclaimer Notice by the non-disclaiming Party, the non-disclaiming Party shall be solely responsible for all Patent Expenses in respect of such Patentable HD Intellectual Property; (D) except as expressly set forth in Section 13(e) of this Agreement, the disclaiming Party shall have no further rights to such Patentable HD Intellectual Property; and (E) the disclaiming Party hereby agrees at any time during and after the term of this Agreement to cooperate with the non-disclaiming Party without consideration but at the expense of the non-disclaiming Party in preparing, filing, prosecuting and maintaining, as applicable, the appropriate filings to protect the non-disclaiming Party’s rights in such Patentable HD Intellectual Property, including obtaining execution by its employees of any documents necessary in connection with such activities. Each of the Parties hereby agrees to use reasonable efforts to keep the other Party advised of its deliberations regarding its determinations as to electing to disclaim its interest in any Patentable HD Intellectual Property.

(f)                                    Infringement or Misappropriation of HD Intellectual Property.

(i)                                     Infringement or Misappropriation of HD Intellectual Property by Third Parties. Each Party hereby agrees to promptly notify the other Party in writing of any alleged or threatened infringement or misappropriation of any HD Intellectual Property by a third party of which it becomes aware. In connection with any such alleged or threatened infringement or misappropriation, the Parties hereby agree to confer and take such action and allocate expenses and recoveries in such manner as they may mutually agree. Neither Party shall settle a claim brought against a third party in respect of such infringement or misappropriation without the consent of the other Party.

(ii)                                  Infringement or Misappropriation Claims by Third Parties Related to HD Intellectual Property. Each Party hereby agrees to notify the other party in writing if any third party alleges that any HD Intellectual Property infringes or misappropriate such third party’s Intellectual Property rights. In connection with any such alleged infringement or misappropriation, the Parties hereby agree to confer and take such action and allocate expenses in such manner as they may mutually agree. Neither Party shall settle a claim brought by a third party in respect of such infringement or misappropriation without the consent of the other Party.

13.                                 Licenses.

(a)                                  Commercialization of  HD Intellectual Property; Reservation of Rights Regarding HD Intellectual Property.

(i)                                     Commercialization of HD Intellectual Property. The Parties hereby agree that neither Party shall (A) except as expressly permitted by Section 13(a)(ii)(A), Section 13(a)(ii)(C) or Section 13(a)(ii)(D) of this Agreement, use or otherwise exploit any HD Intellectual Property for any use or purpose or (B) except as expressly permitted by Section 13(a)(ii)(B), Section 13(a)(ii)(C) or Section 13(a)(ii)(E) of this Agreement, grant any license of any HD Intellectual Property for any use or purpose. The Parties hereby further agree that, except as expressly permitted by Section 13(a)(ii) of this Agreement, the use or other exploitation of any HD Intellectual Property (other than any HD Intellectual Property Diagnostic or Tool outside the HD Field of Use) by either of the Parties or a third party for uses other than Research and Development shall only be done pursuant the grant of a commercial license (any such license shall hereinafter be referred to as a “Commercial License”) pursuant to a license agreement executed by each of the Parties.

(ii)                                  Reservation of Rights by the Parties to Grant Certain Licenses.

(A)                              Company’s Right to Use HD Intellectual Property. The Company hereby reserves the right to use any HD Intellectual Property for all uses and purposes relating to Research and Development.

(B)                                Company’s Right to Grant Research and Development Licenses. The Company hereby reserves the right to grant non-exclusive licenses throughout the world in respect of any HD Intellectual Property for all uses and purposes relating to Research and Development.

(C)                                Company’s Right to Use and Grant Commercial Licenses in Respect of HD Intellectual Property Diagnostics or Tools. The Company hereby reserves the right to (1) use any HD Intellectual Property Diagnostic or Tool for all uses and purposes outside the HD Field of Use and (2) grant commercial licenses throughout the world in respect of any HD Intellectual Property Diagnostic or Tool for all uses and purposes outside of the HD Field of Use.

(D)                               Foundation’s Right to Use HD Intellectual Property. The Foundation hereby reserves the right to use any HD Intellectual Property for all uses and purposes relating to HD Research and Development.

(E)                                 Foundation’s Right to Grant HD Research and Development Licenses. The Foundation hereby reserves the right to grant non-exclusive licenses throughout the world in respect of any HD Intellectual Property for all uses and purposes relating to HD Research and Development.

(b)                                 Consultations Between the Company and the Foundation Regarding Commercial Licenses; Exclusive Right to Negotiate; Third Party Proposals.

(i)                                     Good Faith Consultations. The Parties hereby agree to consult, and work in partnership, with each other in accordance with the provisions of this Section 13 concerning the grant of any Commercial License. With respect to any decision regarding the granting of any Commercial License, the Parties hereby further agree to (A) act in good faith and on a responsive basis and (B) make such decision on a reasonable basis using the principles and guidelines set forth in Section 13(c) of this Agreement.

(ii)                                  Exclusive Right to Negotiate a Commercial License. The Parties hereby agree that the Company shall have an exclusive first right to negotiate with the Foundation to obtain for itself each Commercial License. Such exclusive right to negotiate shall extend for a period of 90 days beginning on the date either Party notifies the other Party in writing of its desire to initiate the process for the granting of a Commercial License; provided, however, no such notice may be given in respect of such Commercial License prior to the earlier to occur of (A) the mutual agreement of the Parties, (B) with respect to any compound combination, the date on which all data reasonably necessary to permit the filing of investigational new drug application (“IND”) with the United States Food and Drug Administration (the “FDA”) is available and (C) the fourth anniversary of the Effective Date. During such 90-day period, the

Parties hereby agree to negotiate with each other under the principles and guidelines set forth in Section 13(b) and Section 13(c). If, upon the expiration of such 90-day period, the Parties have not reached an agreement to grant such Commercial License to the Company, the Parties may submit alternative proposals for such Commercial License for consideration in accordance with this Section 13.

(iii)                               Right to Make Proposal Regarding the Granting of a Commercial License.

(A)                              Subject to Section 13(b)(ii), the Parties hereby agree (1) that either Party may submit to the Parties for their consideration under this Section 13 a proposal for the granting of a Commercial License and (2) to consult and make a determination regarding the granting of a Commercial License in respect of such proposal in accordance with the provisions of this Section 13.

(B)                                if (1) the Parties are evaluating multiple proposals (including one submitted by the Company pursuant to which the Company would be granted a Commercial License (the “Company Proposal”)) to determine whether or not the principles and guidelines set forth in this Section 13 for the granting of a Commercial License have been satisfied and (2) more than one of such proposals (including the Company Proposal) satisfies the principles and guidelines set forth in this Section 13 on an equivalent basis, the Foundation hereby agrees to accept the Company Proposal and agrees to grant a Commercial License to the Company in accordance with this Section 13.

(c)                                  Principles and Guidelines for Granting Commercial Licenses.

(i)                                     Fundamental Principles and Guidelines. The Parties hereby agree that a Commercial License shall be granted if and only if the Parties mutually agree that the granting of such Commercial License is reasonably likely to:

(A)                              maximize the impact on the health and well-being of Huntington’s disease patients;

(B)                                maximize the availability of diagnostic or therapeutic products to Huntington’s disease patients; and

(C)                                maximize the speed of which diagnostic or therapeutic products are available to Huntington’s disease patients.

(ii)                                  Availability of Products as Primary Factor for Granting Commercial Licenses. Subject to Section 13(c)(iii), if (A) the Parties are evaluating multiple proposals (including a Company Proposal) for the granting of a Commercial License, (B) more than one of the proposals satisfies the principles and guidelines set forth in this Section 13 (other than (1) the proposed economic terms and (2) the proposed time frame for making the diagnostic or therapeutic product which is to be the subject of such Commercial License available to Huntington’s disease patients) on an equivalent basis; and (C) one of the proposals sets forth a time frame for making the diagnostic or therapeutic product which is to be the subject of such Commercial License available to Huntington’s disease patients that is substantially shorter than those set forth in the other proposals being considered by the Parties, the Parties hereby agree that the proposal setting forth such substantially shorter time frame shall be accepted by the Parties and a Commercial License granted to the entity making such proposal even if the economic terms of such proposal are substantially less than those set forth in the other proposals being considered by the Parties.

(iii)                               Commercial License Agreement Terms and Conditions. In addition to the principles and guidelines set forth in Section 13(c)(i) and Section 13(c)(ii) of this Agreement,  the Parties hereby further agree that a Commercial License shall be granted if and only if the Parties mutually agree that the terms and conditions of the license agreement in respect of such Commercial License incorporates the following terms, principles and guidelines:

(A)                              reasonable performance milestones and a demonstrated capacity of the licensee to be able to meet those milestones; and

(B)                                reasonable business and other terms and conditions that are in keeping with the then existing market standards for agreements of such type and nature in respect of similar technology and in similar disease indications.

(d)                                 Resolution of Disputes Regarding the Granting of Commercial Licenses. If the Parties do not reach a mutual agreement regarding the granting of a Commercial License in respect of a proposal for the granting of a Commercial License submitted by either of the Parties for their consideration in accordance with the provisions of this Section 13, the Parties hereby agree that the resolution of such disagreement shall be determined in accordance with the dispute resolution procedures set forth in Section 29 of this Agreement.

(e)                                  Reservation of Non-Exclusive Licenses of Disclaimed Patentable HD Intellectual Property.

(i)                                     Reservation of Non-Exclusive License by the Foundation. With respect to each patent (including (A) any patent application, divisional, continuation, continuation-in-part, substitute, renewal, reexamination, extension or reissue in respect of such patent or (B) any intellectual property rights claimed in respect of such patent) claiming Patentable HD Intellectual Property which the Foundation has disclaimed its interest pursuant to Section 12(e) of this Agreement, the Foundation hereby reserves a non-exclusive, paid-up, irrevocable, perpetual license throughout the world for all purposes relating to HD Research and Development including a license to (1) make, have made, use and have used products or processes resulting from such Patentable HD Intellectual Property, (2) practice and have practiced such Patentable HD Intellectual Property and (3) use and have used the Confidential Information relating to such Patentable HD Intellectual Property. The foregoing license (a) shall be for all purposes and activities relating to HD Research and Development only, (b) shall not include any right to sell (including any transfer of services or products made using intellectual property rights, whether or not for consideration, other than a transfer of services or products solely for research and development purposes without fee or profit), (c) shall not be subject to royalties or other fees and (d) shall include the right to grant sublicenses on the same terms; provided, that, such sublicense (i) is granted without payment of royalties, other fees or profit and (ii) prohibits the sublicensee from granting sublicenses.

(ii)                                  Reservation of Non-Exclusive License by the Company. With respect to each patent (including (A) any patent application, divisional, continuation, continuation-in-part, substitute, renewal, reexamination, extension or reissue in respect of such patent or (B) any intellectual property rights claimed in respect of such patent) claiming Patentable HD Intellectual Property which the Company has disclaimed its interest pursuant to Section 12(e) of this Agreement, the Company hereby reserves a non-exclusive, paid-up, irrevocable, perpetual license throughout the world for all purposes relating to Research and Development including a license to (1) make, have made, use and have used products or processes resulting from such Patentable HD Intellectual Property, (2) practice and have practiced such Patentable HD Intellectual Property and (3) use and have used the Confidential Information relating to such Patentable HD Intellectual Property. The foregoing license (a) shall be for all purposes and activities relating to Research and Development only, (b) shall not include any right to sell (including any transfer of services or products made using intellectual property rights, whether or not for consideration, other than a transfer of services or products solely for research and development purposes without fee or profit), (c) shall not be subject to royalties or other fees and (d) shall include the right to grant sublicenses on the same terms; provided, that, such sublicense (i) is granted without payment of royalties, other fees or profit and (ii) prohibits the sublicensee from granting sublicenses.

14.                                 Non-Assert Covenant. So long as the Parties are in compliance with the terms and conditions of this Agreement, each of the Parties hereby undertakes not to bring any action or assist others in bringing any action, and undertakes to ensure, by contract or otherwise, that its licensees and assignees of any HD Intellectual Property or Non-HD Intellectual Property will not bring any action or assist others in bringing any action, against the Foundation, its licensees or assignees of any HD Intellectual Property or any other person on the ground that the practice or use, as the case may be, of any HD Intellectual Property for any purpose or activity relating to HD Research and Development infringes or misapropriates the proprietary rights of such Party, its licensees or assignees in any HD Intellectual Property or Non-HD Intellectual Property.

15.                                 Licenses to Company Background Intellectual Property; Scope of License to use Company Background Intellectual Property.

(a)                                  Licenses to Company Background Intellectual Property. To the extent it has the legal right to do so, the Company hereby agrees, upon the request of the Foundation and subject to the provisions of this Section 15, Section 17 and Section 29, to grant to the Foundation (or a third party designated by the Foundation) a non-exclusive, paid-up, license throughout the world to use the Company Background Intellectual Property to the extent necessary to enable the Parties to commercially exploit the HD Intellectual Property in accordance with the terms of this Agreement. In clarification of the foregoing, the Foundation acknowledges and understands (i) the sensitive nature of the Company Background Intellectual Property and (ii) the extent to which the Company seeks to protect Company Background Intellectual Property and confidential information. Therefore, the Foundation hereby agrees that the Company shall not be required to grant a license pursuant to this Section 15 in connection with the commercial exploitation of any HD Intellectual Property if a commercially reasonable alternative method is available for a third party to commercially exploit such HD Intellectual Property.

(b)                                 Scope of License to use Company Background Intellectual Property. To the extent the Company is required to grant a non-exclusive license pursuant to this Section 15, the Parties hereby agree that such a license shall only be granted to the limited extent actually necessary to commercially exploit the HD Intellectual Property and for no other purpose, including, but not limited to, (i) discover or identify other drug candidates or (ii) explore other materials or compounds in an effort to discover a competitive therapeutic to treat Huntington’s disease. The Parties further agree that any such license shall (A) contain appropriate and reasonable restrictions under the circumstances designed to safeguard the integrity and proprietary nature of the Company Background Intellectual Property and (B) be for a term no longer than is necessary to commercially exploit the HD Intellectual Property.

(c)                                  Resolution of Disputes Relating to Licenses of Company Background Intellectual Property. In the event a dispute arises under this Section 15, and the matter is referred to an arbitrator pursuant to the terms of this Agreement, the arbitrator shall be given mutual instructions by the Parties that the provisions of this Section 15 are to be strictly construed and limited in order to adequately and appropriately protect the Company Background Intellectual Property.

16.                                 Revenue Sharing.

(a)                                  Agreement to Share Revenue. The Parties hereby agree that all revenue (“Revenue”) received by either of the Parties from the grant of any Commercial License of any HD Intellectual Property (other than HD Intellectual Property which has been disclaimed by one of the Parties pursuant to Section 12(e) of this Agreement) to a third party shall be distributed as follows:

(i)                                     First, to the Foundation until an amount equal to the aggregate amount of payments required to be made by the Foundation to the Company (including any Milestone Payments actually paid to the Company by the Foundation), under this Agreement has been distributed to the Foundation;

(ii)                                  Second, provided that the initial regulatory approval to sell a therapeutic product which provides a benefit to Huntington’s disease patients has been granted by the appropriate regulatory authority, to the Company until an amount equal to the amount distributed to the Foundation pursuant to Section 16(a)(i) has been distributed to the Company; and

(iii)                               Thereafter, equally to the Foundation and the Company.

(b)                                 Revenue Sharing not Applicable to Revenue from Commercial Licensing Where the Company is the Licensee. The Parties hereby agree that this Section 16 shall not apply to any Revenue received by either of the Parties in respect of a Commercial License of any HD Intellectual Property where the Company is the licensee of the interests of the Foundation in such HD Intellectual Property.

Confidential Information; Publicity; Publication

17.                                 Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean (a) this Agreement, (b) the Results and (c) all information provided by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) that is clearly identified as “Confidential” by the Disclosing Party at the time of disclosure. If such transmittal occurs orally, the Disclosing Party will promptly reduce such transmittal to writing, mark and identify it as confidential, and provide such record to the Receiving Party. Specifically excepted from Confidential Information is all information that: (i) was previously known by the Receiving Party other than by reason of disclosure by the Disclosing Party; (ii) is publicly disclosed except by breach of this Agreement either prior to or subsequent to the Receiving Party’s receipt of such information; (iii) is rightfully received by the Receiving Party from a third party without an express obligation of confidence to the Disclosing Party; (iv) is independently developed by the Receiving Party without use or reliance upon Confidential Information provided by the Disclosing Party; (v) is disclosed pursuant to any applicable federal, state, local, or international law, or any judicial or government request, requirement or order, provided that the Receiving Party takes reasonable steps to provide the Disclosing Party with sufficient prior notice in order to allow the Disclosing Party to contest such request, requirement or order; or (vi) was provided by the Disclosing Party more than five years prior to disclosure by the Receiving Party.

18.                                 Confidentiality. The Receiving Party shall not disclose any Confidential Information without written authorization from the Disclosing Party, except (a) the Foundation may disclose Confidential Information to the extent expressly permitted by the terms and conditions of Section 9 of this Agreement; (b) the Foundation may disclose Confidential Information in furtherance of the any license contemplated in Section 13 of this Agreement, provided that the Foundation imposes a corresponding obligation of confidentiality on the third party receiving such Confidential Information; (c) the Company may disclose Confidential Information to the extent expressly permitted by the terms and conditions of Section 19 of this Agreement; and (d) either Party may disclose Confidential Information to the extent expressly permitted by the terms and conditions of Section 20 of this Agreement.

19.                                 Publication.

(a)                                  Definitions. For the purposes of this Agreement, the term “Publish” means (i) to publish in a peer reviewed scientific journal of general circulation; (ii) present at a scientific meeting and “Publication” has a corresponding meaning; or (iii) to disseminate, discuss or otherwise make publicly available outside of the High Q Research Group the Results or details regarding the Research Project.

(b)                                 Exclusive Right to Publish. The Company shall have (i) the sole and exclusive right to Publish Results and (ii) the sole and final authority over any and all decisions related to Publication of Results. The Company hereby agrees to provide appropriate acknowledgement of the Foundation’s support of, and contribution to, the Research Project in any Publication of the Results.

(c)                                  Notice of Planned Publication or Other Public Disclosure by the Researcher; Foundation’s Right of Review Prior to Publication or Other Public Disclosure by the Company. The Company shall provide the Foundation with a copy of any manuscript, abstract or presentation containing or based upon any Results for the Foundation’s review and comment pursuant to this Section 19(c) prior to the submission to a journal for review for Publication or other public disclosure of such manuscript, abstract or presentation. The Foundation shall have a period (the “Publication Review Period”) of 60 days (unless a shorter period is required by any regulatory or governmental entity but in no event less than 20 days), following the receipt of a proposed manuscript or an abstract or presentation in which to review and comment on the proposed manuscript, abstract or presentation, as the case may be. In the event the Foundation identifies in writing information in any such manuscript, abstract or presentation which could reasonably be expected to adversely affect potential intellectual property rights associated with the Results, the Company shall either remove such information from such manuscript, abstract or presentation or delay the Publication or other public disclosure until appropriate steps, reasonably satisfactory to the Foundation, have been taken by the Company to protect the intellectual property rights. If there are any changes made to any proposed manuscript, abstract or presentation that has previously been provided to the Foundation which could reasonably be expected to adversely affect potential intellectual property rights associated with the Results, (1) the Company shall provide the Foundation with a copy of such revised manuscript, abstract or presentation and (2) the review and comment rights provided to the Foundation under this Section 19(c) shall apply to such revised manuscript, abstract or presentation.

20.                                 Publicity. No Party shall use the name, trademarks, logos, physical likeness or other symbol of another Party (or their employees) for any marketing, advertising, public relations or other purposes without the prior written consent of an authorized representative of the affected Party, except that (a) either Party may make reference to the Foundation’s support of the Research Project, provided that, in any such reference, the relationship of the Parties shall be accurately and appropriately described and (b) either Party may disclose, without the other Party’s approval, (i) the existence of this Agreement; (ii) a general summary of the subject matter of the Research Project; (iii) the aggregate dollar amount of financial support to be provided under this Agreement; and (iv) any specific terms of this Agreement that are a matter of public record except by breach of this Agreement. All press releases shall be jointly issued.

Covenants

21.                                 Covenants. Each of the Company, and where expressly applicable, the Foundation, hereby agrees to each of the following:

(a)                                  Compliance with Law. The Research Project will be conducted in compliance with all applicable federal, state, local, international, health authority and institutional laws, rules, regulations, orders and guidelines.

(b)                                 Use of Funds. All funds provided to the Company by the Foundation under this Agreement shall be used for the Research Project in accordance with this Agreement and for no other purposes.

(c)                                  Reports; Disclosure of Information. The Company will provide the Foundation with interim written reports at least every six months and a final written report on the status and progress of the Research Project, including an analysis of milestones achieved. Each such report shall include a copy of all Results and underlying data and each such report shall be treated as Confidential Information. Each Party agrees to provide to the other Party all information which may at any time come into the possession of such Party which relates to any compound combination evaluated in the course of the conduct or performance of the Research Project.

(d)                                 Audit; Access. At reasonably convenient times and dates, (i) the Foundation and its representatives shall have the right to audit the Company’s compliance with this Agreement and (ii) the Company will provide the Foundation and its representatives with reasonable access to the Research Project facilities, data and personnel in order to assess the progress of the Research Project.

(e)                                  Research Team. The Research Project shall only be conducted by individuals who have agreed to assign any rights they may acquire in any resulting Intellectual Property to the Company so that the Company may perform its obligations under this Agreement. The Company shall cause any such individual to assign any such Intellectual Property to the Company so that the Company may perform its obligations under this Agreement. Any person participating in the Research Project at the request of the Foundation shall assign any rights they may acquire in any resulting Intellectual Property to the Foundation.

(f)                                    Licenses and Approvals. The Company has obtained all, and will obtain all, future, licenses, permits, consents and other approvals necessary for the Company to perform its obligations and convey the rights granted under this Agreement.

(g)                                 Conflicting Obligations. The Company has not granted any right or entered into any agreement or understanding that conflicts with the Company’s obligations or the Foundation’s rights under this Agreement.

The Company will not grant any right and will not enter into any agreement or understanding that conflicts with the Company’s obligations or the Foundation’s rights under this Agreement. The Foundation has not granted any right or entered into any agreement or understanding that conflicts with the Foundation’s obligations or the Company’s rights under this Agreement. The Foundation will not grant any right and will not enter into any agreement or understanding that conflicts with the Foundation’s obligations or the Company’s rights under this Agreement.

(h)                                 Specialized Third Party Licenses. The Company and the Foundation shall consult with each other in order to facilitate the licensing by the Company of any Specialized Third Party Licenses. The Foundation hereby acknowledges and agrees that the Company is not obligated to conduct or perform the Research Project using any reagent, cell line, compound or other material if, in the Company’s reasonable determination, the Company does not have a valid license or other right to use such reagent, cell line, compound or other material to conduct or perform the Research Project.

(i)                                     Intellectual Property. The Company owns or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or other permission, all Company Background Intellectual Property existing as of the date hereof. Except for the Specialized Third Party Licenses, the Company Background Intellectual Property existing as of the date hereof constitutes all Intellectual Property necessary or useful to conduct and perform the Research Project and the other obligations of the Company under this Agreement. The Company will not interfere with, infringe upon, violate, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third party in the conduct and performance of the Research Project.

(j)                                     Further Assurances. Each Party shall execute such further documents, instruments, licenses and assurances and take such further actions as the other Party may reasonably request from time to time to better enable the other Party to exercise its rights under this Agreement and/or to confirm the terms and conditions of this Agreement.

Payments

22.                                 Payments. Subject to the terms and conditions of this Agreement, payments will be remitted to the Company at the address set forth in Section 27 of this Agreement.

Term; Termination; Effect of Termination

23.                                 Definition. For the purposes of this Agreement, the term “Bankruptcy Event” shall mean the (a) making of a general assignment for the benefit of creditors by the an entity; (b) filing of any petition by an entity or the commencement of any proceeding voluntarily by an entity for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors; (c) consent by an entity to the entry of an order in an involuntary bankruptcy or insolvency case; (d) entry of an order or decree for relief against an entity by a court of competent jurisdiction in an involuntary case under any bankruptcy or insolvency laws or any law relating to the relief of debtors, which order or decree is unstayed and in effect for a period of sixty (60) consecutive days; (e) appointment, with or without the consent of an entity, of any receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official of an entity or any substantial part of its property; or (f) admission by an entity in writing of its inability to pay its debts generally as they become due.

24.                                 Term; Termination of Certain Provisions; Effect of Termination of Certain Provisions.

(a)                                  Term. The term of this Agreement shall commence on the date hereof and shall continue in effect until terminated (in whole or in part) in accordance with the terms hereof or by the mutual written agreement of the Parties.

(b)                                 Termination of Certain Provisions by the Foundation. The Foundation may, by giving notice to the Company, elect to terminate each of the provisions specified in Section 24(e)(i) of this Agreement and discontinue the Research Project upon the occurrence and continuation of any of the following events:

(i)                                     Change in Research Project. The Company gives a Change of Circumstances Notice to the Foundation; provided, however, the date of termination in respect of the termination of this Agreement by the Foundation due to the occurrence of the circumstances described in this Section 24(b)(i) shall be 30 days following the receipt by the Company of a notice of termination from the Foundation delivered in accordance with this Agreement.

(ii)                                  Foundation Determinations Regarding the Research Project. If the Foundation makes a good faith determination that (A) the Research Project cannot be conducted substantially in accordance with Appendix A; (B) the Research Project cannot be substantially completed within the time frame or budget set forth in Research Project Estimated Schedule and Budget; or (C) the continued conduct of the Research Project in accordance with Appendix A is unlikely to yield scientifically valid or useful results; provided, however, the date of termination in respect of the termination of this Agreement by the Foundation due to the occurrence of the circumstances described in this Section 24(b)(ii) shall be 30 days following the receipt by the Company of a notice of termination from the Foundation delivered in accordance with this Agreement.

(iii)          Interruption. The Research Project is interrupted for more than 90 consecutive days at any time or for more than 120 days in any 12 month period.

(iv)          Satisfaction or Achievement of Scientific Milestones. If (A) the Company does not satisfy or achieve each of the Scientific Milestones on or before the date such Scientific Milestone was to be satisfied or achieved or (B) the Company does not complete the screening required by Phase 2B of the Research Project within 39 months of the Effective Date; provided, however, the date of termination in respect of the termination of this Agreement by the Foundation due to the occurrence of the circumstances described in this Section 24(b)(iv) shall be 30 days following the receipt by the Company of a notice of termination from the Foundation delivered in accordance with this Agreement.

(v)           Breach of this Agreement. If the Company (A) materially breaches any representation or warranty given by it under this Agreement or (B) defaults in the performance of any of its obligations under this Agreement and such breach or default is not remedied within 45 days of the receipt by the Company of notice of such breach or default from the Foundation.

(vi)          Bankruptcy Event. The Company becomes subject to a Bankruptcy Event.

(c)           Termination of Certain Provisions by the Company. The Company may, by giving notice to the Foundation, elect to terminate each of the provisions specified in Section 24(e)(i) of this Agreement and discontinue the Research Project upon the occurrence and continuation of any of the following events:

(i)            Breach of this Agreement. If the Foundation (A) materially breaches any representation or warranty given by it under this Agreement or (B) defaults in the performance of any of its obligations under this Agreement and such breach or default is not remedied within 45 days of the receipt by the Foundation of notice of such breach or default from the Company.

(ii)           Bankruptcy Event. The Foundation becomes subject to a Bankruptcy Event.

(d)           Facilitation of Continued Research. Upon any termination of this Agreement, if requested by the Foundation, the Company will use its commercially reasonable efforts to facilitate the continuance of the Research Project elsewhere. For clarification purposes, for purposes of this Section 24(d), “commercially reasonable efforts” shall mean that the

Company will (i) take the actions necessary to transfer the research information and data, inventory, copies of notebooks, compound libraries and the like to the Foundation (or such third party as directed by the Foundation) and (ii) participate in telephone and in-person discussions at mutually convenient and agreed upon times and places.

(e)           Effect of Termination of Certain Provisions.

(i)            Termination of Specified Provisions; Survival of Remaining Provisions. Immediately upon an election by the Foundation pursuant to Section 24(b) of this Agreement or by the Company pursuant to Section 24(c) of this Agreement, each of any termination of this Agreement, Section 3, Section 5, Section 7 and Section 22 shall immediately terminate and have no further force or effect. The Parties hereby acknowledge and agree that in the event of the termination of the provisions specified in this Section 24(e)(i), all other sections and provisions of this Agreement shall survive indefinitely and remain in full force and effect.

(ii)           Effect of Termination.

(A)          General. The Parties hereby acknowledge and agree that in the event of the termination of the provisions specified in this Section 24(e)(i) of this Agreement shall not (A) relieve any Party then in breach of this Agreement for any liabilities to the other Party in respect of such breach or (B) relieve either Party from any of the obligations such Party may have under any of the sections or provisions of this Agreement that expressly survive any termination of this Agreement.

(B)           Reimbursement of Specialized Third Party Licenses and Services Costs. In the event of the termination of this Agreement pursuant to Section 24(b)(i), Section 24(b)(ii), Section 24(b)(iii) or Section 24(b)(iv) of this Agreement, the Foundation shall be obligated to reimburse the Company for one-half of all Specialized Third Party Licenses and Services Costs actually paid by the Company for Specialized Third Party Licenses and Services after the date of termination of this Agreement; provided, however, the Company shall immediately cancel or terminate its obligations in respect of all Specialized Third Party Licenses and Services to the fullest extent permitted under the contracts entered into by the Company in respect of such Specialized Third Party Licenses and Services in order to mitigate the amount of Specialized Third Party Licenses and Services Costs. In the event of the termination of this

Agreement pursuant to Section 24(b)(v) or Section 24(b)(vi) of this Agreement, the Company shall be solely responsible for all Specialized Third Party Licenses and Services Costs incurred by the Company for Specialized Third Party Licenses and Services after the date of termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 24(c) of this Agreement, the Foundation shall be obligated to reimburse the Company for all Specialized Third Party Licenses and Services Costs actually paid by the Company for Specialized Third Party Licenses and Services after the date of termination of this Agreement; provided, however, the Company shall immediately cancel or terminate its obligations in respect of all Specialized Third Party Licenses and Services to the fullest extent permitted under the contracts entered into by the Company in respect of such Specialized Third Party Licenses and Services in order to mitigate the amount of Specialized Third Party Licenses and Services Costs.

Miscellaneous

25.           Independent Contractor. The Company is acting as an independent contractor and not an agent, joint venturer or partner of the Foundation.

26.           Independent Research. Nothing in this Agreement shall be construed to limit the freedom of the Company to engage in similar inquiries made independently under other contracts or agreements with parties other than the Foundation.

27.           Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by personal delivery, facsimile (provided the sender has evidence of successful transmission) or next day courier service. Any notice so delivered shall be deemed to be given, delivered and received, if delivered by personal delivery, on the day of delivery and if delivered by facsimile or courier service, on the day following dispatch. All such notices are to be given or made to the Parties at the following addresses (or to such other address as any Party may designate by a notice given in accordance with the provisions of this section):

If to the Foundation to:

CHDI, Inc.
c/o MRSSI, Inc.
350 Seventh Avenue, Suite 601
New York, NY 10001
Attention: Ruth Basu
Telephone: 212-239-9300 x202
Fax: 212-239-2101

If to Company to:

CombinatoRx, Incorporated
245 First Street, 16th Floor
Boston, MA  02142
Attention:  Jason F. Cole, Esq., Senior Vice-President and General Counsel
Telephone: 617-301-7035
Fax: 617-301-7020

28.           Indemnity.

(a)           Indemnification by the Foundation. The Foundation shall indemnify the Company, including, as applicable, its directors, officers, employees and agents, against any and all losses, costs and damages (including reasonable legal fees) suffered by the Company (and/or such other related persons) as a result of the Foundation’s negligence, willful misconduct or breach of this Agreement.

(b)           Indemnification by the Company. The Company shall indemnify the Foundation, including, as applicable, its members, directors, officers, employees and agents, against any and all losses, costs and damages (including reasonable legal fees) suffered by the Foundation (and/or such other related persons) as a result of the Company’s negligence, willful misconduct or breach of this Agreement.

29.           Alternative Dispute Resolution. If a dispute arises out of or relates to this Agreement (including any notice delivered in accordance with this Agreement), or breach thereof, the Parties agree first to try in good faith to settle such dispute, failing which such dispute shall be settled by a single arbitrator in an arbitration in New York, NY administered by JAMS under its Comprehensive Arbitration Rules and Procedures. The Parties hereby agree that the arbitrator shall be instructed by each of the Parties that (a) that this Agreement is to be narrowly construed and interpreted and (b) the arbitrator shall not be entitled to award speculative or consequential damage or lost profits. The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall be responsible for its own costs and expenses, including fees of witnesses, consultants, travel and attorneys’ fees and disbursements. The award rendered by the arbitrator shall be final and binding on the Parties, and judgment on the award may be entered in any court having jurisdiction thereof if reasonably necessary for enforcement. The Parties agree that, notwithstanding anything to the contrary in such rules, any and all such proceedings shall be confidential. During the pendency of any arbitration proceeding hereunder, the Parties further agree that this Agreement shall remain in full force and effect and the Parties shall continue to fulfill and satisfy their respective obligations hereunder other than to the extent such obligation is the subject of such arbitration proceeding.

30.           Assignment. The Company may not assign this Agreement without the written consent of the Foundation, except to an entity (a) that acquires all or substantially all of the business of the Company (whether by sale of assets or stock or by merger) and (b) who agrees, in writing, to assume Company’s obligations under this Agreement. The Company hereby agrees that any entity that acquires all or substantially all of the business of the Company (whether by sale of assets or stock or by merger) shall (i) acquire the Company’s interest in the HD Intellectual Property and (ii) agree, in writing, to assume Company’s obligations under this Agreement. The Foundation may assign this Agreement so long as the assignee expressly assumes in writing the Foundation’s obligations in this Agreement.

31.           Incorporation of Appendices and Exhibits; Entire Agreement; Amendment. The appendices and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. If anything in any appendix or exhibit attached to this Agreement conflicts with any terms or conditions set forth in the body of this Agreement, the terms and conditions set forth in the body of this Agreement shall control. This Agreement constitutes the entire agreement among the Parties relating to the Research Project and all prior understandings and agreements relating to the Research Project are superseded hereby. This Agreement may not be amended except by a document signed by the Company and the Foundation.

32.           No Waiver. Any failure of a Party to enforce any provision of this Agreement shall not be deemed a waiver of its right to enforce such provision on any subsequent occasion. No waiver of any provision of this Agreement shall be valid unless it is in writing and is executed by the Party against whom such waiver is sought to be enforced. A waiver by any of the Parties of any provision of this Agreement will not be construed to be a waiver of any succeeding breach thereof or of any other provision of this Agreement.

33.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

34.           Interpretation; Headings. The word “including” shall mean “including without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Headings used in this Agreement are for convenience of reference only and are not intended to influence the interpretation hereof.

35.           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of

Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

36.           No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement, however, the Agreement is to be strictly and narrowly construed.

37.           Counterparts. This Agreement may be signed, including by facsimile signature, in two or more counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute the same instrument.

*  *  *  *  *

In witness to the foregoing, the Parties have executed this Amended and Restated Research Agreement as of the date first written above.

FOUNDATION:

CHDI, Inc.

By:	/s/ Robi Blumenstein
	Name:	Robi Blumenstein
	Title:	President, MRSSI, Inc., authorized agent of CHDI, Inc.
Hereunto Duly Authorized

COMPANY:

CombinatoRx, Incorporated

By:	/s/ Alexis Borisy
	Name:	Alexis Borisy
	Title:	President and Chief Executive Officer
Hereunto Duly Authorized

Appendix A to Amended and Restated Research Agreement

(Description of Research Project)

Appendix B to Amended and Restated Research Agreement

(Research Project Estimated Schedule

Appendix C to Amended and Restated Research Agreement

(Scientific Milestones)

Research Project – Scientific Milestones

Research Project Phase	Condition(s) to Begin Conduct of Phase

Phase 1 through Phase 5

Execution of this Agreement by the Parties.

The Joint Research Committee has made each decision and granted each approval expressly set forth in this Agreement that is specifically required or otherwise necessary to begin the conduct of any specific Phase of the Research Project.

Phase 1A

At least four cell lines approved by the Joint Research Committee for Phase 1A (a) have been acquired by, or on behalf of the Company (including any related Required Third Party Intellectual Property Rights) and (b) the Company has taken delivery of such cell lines within three months of the Effective Date.

Phase 1B – Part 1

The cell lines and cDNA constructs approved by the Joint Research Committee for Phase 1B – Part 1 (a) have been acquired by, or on behalf of the Company (including any related Required Third Party Intellectual Property Rights) and (b) the Company has taken delivery of such cell lines and cDNA constructs within three months of the Effective Date.

Phase 1B – Part 2

The Joint Research Committee has approved at least one cell line for use as the parental cell line for the generation of the Rheoswitch neuroblastoma cell line by CMT within six months of the Effective Date.

The Foundation and CMT have executed the CMT Agreement within twelve months of the Effective Date.

Phase 1B – Part 3	CMT has delivered the Rheoswitch neuroblastoma cell line to the Company within 12 months of the execution of the CMT Agreement.

Phase 1C

The cell lines and htt specific antibodies approved by the Joint Research Committee for Phase 1C (a) have been acquired by, or on behalf of the Company (including any related Required Third Party Intellectual Property Rights) and (b) the Company has taken delivery of such cell lines and cDNA constructs within three months of the Effective Date.

Phase 2 and 3 – Use of Assay 1 for Screening

Complete optimization of Assay 1 within four months following the date the Company has taken delivery of the cell line approved by the Joint Research Committee for use in the optimization of Assay 1.

Assay 1 meets each of the specifications set forth in Appendix A and is approved by the Joint Research Committee for use in Phase 2 and 3.

Phase 2 and 3 – Use of Assay 2 for Screening

Complete development and optimization of Assay 2 within five months following the delivery of the Rheoswitch neuroblastoma cell line to the Company.

Assay 2 meets each of the specifications set forth in Appendix A and is approved by the Joint Research Committee for use in Phase 2 and 3.

Phase 2 and 3 – Use of Assay 3 for Screening

Complete development and optimization of Assay 3 within nine months following the date cell lines and htt specific antibodies approved by the Joint Research Committee for use in the development and optimization of Assay 3 are acquired by, or on behalf of, the Company.

Assay 3 meets each of the specifications set forth in Appendix A and is approved by the Joint Research Committee for use in Phase 2 and 3.

Phase 2A

The Company has (a) selected at least 1,300 Company Library Compounds within one month of the approval by the Joint Research Committee of any of the Assays for use in Phase 2 and 3 and (b) acquired each Foundation Selected Compound within one month of the selection of such compounds by the Foundation.

Phase 2B	The screening required by Phase 2A has been completed within 26 months of the Effective Date. The combination screening strategy for Phase 2B is approved by the Joint Research Committee.

Phase 3	The Joint Research Committee approves at least one Phase 3 Approved Compound Combination.

Phase 4	The Joint Research Committee approves at least one Phase 4 Approved Compound Combination.

Phase 5	The Foundation approves at least one Phase 5 Approved Compound Combination.

Appendix D to Research Agreement

(Quarterly Research Project Work Plans)

Appendix E to Amended and Restated Research Agreement

(Milestone Payments)

Payment 1	$40,000

Phase 2B screening has been completed for all Approved Primary Screening Assays and the results of such screening have been delivered to the Joint Research Committee within 39 months of the Effective Date

Payment 2	$100,000	With respect to each Phase 5 Approved Compound Combination licensed to an entity (other than the Company) pursuant to a Commercial License granted in accordance with Section 13 of this Agreement.